Essex Bank Announces Appointment of Chief Operating Officer

July 30, 2012 (Glen Allen, Virginia) – Essex Bank, the banking subsidiary of Community Bankers Trust Corporation (NYSE Amex: BTC), announced today that it has appointed Jeffery R. Cantrell as Executive Vice President and Chief Operating Officer. In this newly created position, Mr. Cantrell oversees the Bank’s loan and deposit operations, information technology and internal reporting, areas of responsibilities that have been previously managed by other executive officers.

Mr. Cantrell has served as the Bank’s Senior Vice President and Senior Financial Officer since 2009. Prior to that time, he served briefly as Executive Vice President, Chief Financial Officer and Chief Operating Officer for a bank in organization in Georgia. From 1984 to 2008, Mr. Cantrell was employed with Regions Bank, where he spent the last 13 years as a regional financial manager and most recently in the position of Senior Vice President and East Region Financial Manager.

Rex L. Smith, III, President and Chief Executive Officer of Community Bankers Trust Corporation and Essex Bank, stated, “We are pleased to have Jeff in this position, as his appointment allows us to direct specific attention to increasing our operating efficiencies and allowing us to have better decision power in key administrative and financial areas. With the new capital requirements and rising regulatory burdens, banks need to be more efficient not only in how they deliver their products and services, but also knowing the best markets and methods. This involves better analytics and more detailed reporting. Jeff’s education and significant background in both finance and operations makes him a great fit for the job, and we believe will give us the competitive advantage we need for the future.”

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About Essex Bank

Essex Bank is a Virginia state bank with 24 full-service offices, 13 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia. Additional information is available on the Bank’s website at www.essexbank.com. For information on Community Bankers Trust Corporation, please visit its website at www.cbtrustcorp.com.

Contact: John M. Oakey, III
Essex Bank
804-934-9999